MERGER PURCHASE AGREEMENT

         Agreement entered into as of December 14, 1999, by and among Rexall Sundown, Inc., a Florida corporation (the "Buyer"), RSM Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of the Buyer (the "Transitory Subsidiary"), the persons set forth on the Schedule of Sellers attached hereto (collectively the "Sellers") and MET-Rx Nutrition, Inc., a Delaware corporation (the "Company"). The Buyer, the Transitory Subsidiary, the Sellers and the Company are referred to collectively herein as the "Parties".

         This Agreement contemplates a transaction in which the Buyer will acquire all of the outstanding capital stock of the Company for cash through a reverse subsidiary merger of the Transitory Subsidiary with and into the Company.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. Definitions.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorney's fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Allocable Portion" means, with respect to the share of any Seller, in a particular amount that percentage set forth opposite the Seller's name on the Schedule of the Allocable Portions.

         "Business" has the meaning set forth in Section 6(b) below.

         "Buyer" has the meaning set forth in the preface above.

         "Certificate of Merger" has the meaning set forth in Section 2(d) below.

         "Closing" has the meaning set forth in Section 2(c) below.

         "Closing Date" has the meaning set forth in Section 2(c) below.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Share" means any share of the Common Stock, par value $.01 per share, of the Company.

         "Company" has the meaning set forth in the preface above.

         "Confidential Information" has the meaning ascribed to such term in that certain confidentiality agreement between Buyer and the Company, dated as of May 25, 1999.

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

         "Contracts" has the meaning set forth in Section 4(p) below.

         "CPSC" has the meaning set forth in Section 4(z) below.

         "Disclosure Schedule" has the meaning set forth in Section 4 below.

         "Effective Time" has the meaning set forth in Section 2(e) below.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, or (d) Employee Welfare Benefit Plan.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental Requirements" shall mean all federal, state and local statutes, regulations, ordinances concerning pollution or protection of the environment, including without limitation all those relating to the generation, handling, transportation, treatment, storage, disposal or cleanup of hazardous materials or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "FDA" has the meaning set forth in Section 4(z) below.

         "Financial Statement" has the meaning set forth in Section 4(g) below.

         "Foundation" has the meaning set forth in Section 8(c)(ii) below.

         "Foundation Litigation" has the meaning set forth in Section 8(c)(i) below.

         "FTC" has the meaning set forth in Section 4(z) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indebtedness" means interest bearing indebtedness for borrowed money evidenced by a note, bond, debenture or other debt security.

         "Indemnified Party" has the meaning set forth in Section 8(f) below.

         "Indemnifying Party" has the meaning set forth in Section 8(f) below.

         "Intellectual Property" means patents, invention disclosures, registered trademarks, trade names, registered copyrights and registered service marks, and any applications for registration of the foregoing, and any goodwill associated therewith, domain names and computer software (except for licenses of commercially available software).

         "Knowledge" means, with respect to any statement in this Agreement that is qualified as to the Knowledge of Sellers, the actual knowledge of the Sellers


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after reasonable investigation with regard to the particular matters set forth in such statement or the actual knowledge of the employees of the Company primarily responsible for the particular matters referred to in such statement.

         "Material Adverse Effect" means a material adverse effect on the business, financial condition, operations, assets or results of operations of the Company and its Subsidiaries taken as a whole.

         "Merger" has the meaning set forth in Section 2(a) below.

         "Merger Consideration" has the meaning set forth in Section 2(e) below.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements and attached to the Disclosure Schedule.

         "Most Recent Financial Statements" has the meaning set forth in Section 4(g) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 4(g) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with the Company's past custom and practice.

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Preferred Share" means any share of the Preferred Stock, par value $.01 per share, of the Company.

          "Purchase Price" has the meaning set forth in Section 2(b) below.

         "Recovered Monies" has the meaning set forth in Section 8(c)(i) below.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, and
(c) purchase money liens set forth on the Disclosure Schedule and liens securing rental payments under the capital lease arrangements set forth on the Disclosure Schedule.

         "Seller" has the meaning set forth in the preface above.

         "Share" is used to collectively refer to Common Shares and Preferred Shares.

         "S Tax Claim" has the meaning set forth in Section 8(a) below.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Surviving Corporation" has the meaning set forth in Section 2(a) below.

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

         "Tax" means any federal, state, local, or foreign tax with respect to the income, business, operations, or properties of the Company and its Subsidiaries, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Territory" has the meaning set forth in Section 6(b) below.

         "Third Party Claim" has the meaning set forth in Section 8(f) below.

         "Transitory Subsidiary" has the meaning set forth in the preface above.

         "USDA" has the meaning set forth in Section 4(z) below.

         2. Basic Transaction.

         (a) The Merger. On and subject to the terms and conditions of this Agreement, the Transitory Subsidiary will merge with and into the Company (the "Merger") at the Effective Time. The Company shall be the corporation surviving the Merger (the "Surviving Corporation").

         (b) Purchase Price.

                  (i) In consideration of the Merger, the Buyer agrees to pay the aggregate Purchase Price in accordance with the provisions of
         Section 2(f) below.

               (ii) The term "Purchase Price" shall mean $77,500,000.

         (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis at 777 South Figueroa Street, Los Angeles, California 90017, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date").

         (d) Actions at the Closing. At the Closing, (i) the Company will deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer and the Transitory Subsidiary will deliver to the Company the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) the Company and the Transitory Subsidiary will file with the Secretary of State of the State of Delaware a Certificate of Merger (the "Certificate of Merger"), and (iv) the Buyer will cause the Surviving Corporation to deliver the Purchase Price in the manner provided below in Section 2(f).

         (e) Effect of Merger.

               (i) General. The Merger shall become effective at the time (the "Effective Time") the Company and the Transitory Subsidiary file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and

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

         delivering any document) in the name and on behalf of either the Company or the Transitory Subsidiary in order to carry out and effect the transactions contemplated by this Agreement.

               (ii) Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

               (iii) Bylaws. The Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Bylaws of the Transitory Subsidiary immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged.)

               (iv) Directors and Officers. The directors and officers of the Company shall be the initial directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office). Nothing contained in the preceding sentence shall prohibit or limit the right of the Buyer to replace any of such directors and officers upon consummation of the transactions contemplated hereby.

               (v) Conversion of Shares. At and as of the Effective Time, (A) each Common Share shall be converted into the right to receive an amount equal to a portion of the Purchase Price set forth on the Schedule of the Purchase Price Allocation attached hereto, (B) each Preferred Share designated as "Senior Preferred" shall be converted into the right to receive an amount equal to a portion of the Purchase Price set forth on the Schedule of the Purchase Price Allocation attached hereto, and (C) each Preferred Share designated as "Junior Preferred" shall be converted into the right to receive an amount equal to a portion of the Purchase Price set forth on the Schedule of the Purchase Price Allocation attached hereto (such amounts referred to in clauses (A), (B) and (C) above are referred to herein as the "Merger Consideration"). No Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(e)(v) after the Effective Time.

               (vi) Conversion of Capital Stock of the Transitory Subsidiary. At and as of the Effective Time, each share of Common Stock, $.01 par value per share, of the Transitory Subsidiary shall be converted into one share of Common Stock, $.01 par value per share, of the Surviving Corporation.

         (f) Procedure for Payment. As of the Effective Time, the Buyer will make full payment of the Merger Consideration to the holders of all of the outstanding Shares in accordance with the Schedule of the Purchase Price Allocation against the surrender of the Shares of such holders.

         (g) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

         3. Representations and Warranties Concerning the Buyer and the Transitory Subsidiary. Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company and the Sellers that the statements contained in this Section 3 are correct and complete as of the date of this Agreement.

         (a) Organization . Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations

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

hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against the Buyer and the Transitory Subsidiary in accordance with its terms and conditions. Neither the Buyer nor the Transitory Subsidiary need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, other than those required under Hart-Scott-Rodino Act.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Buyer or the Transitory Subsidiary is subject or any provision of their charter or bylaws.

         (d) Brokers' Fees. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Company and its Subsidiaries or any Seller could become liable or obligated.

         (e) Financing. At the Closing, the Buyer shall have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay at the Closing to the holders of all outstanding Shares at the Closing the Purchase Price and pay any other amounts to be paid by it hereunder.

         4. Representations and Warranties Concerning the Company and Its Subsidiaries. Each of the Sellers, jointly but not severally, represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Section 4 are correct and complete as of the date of this Agreement to his or its Knowledge (except that such statements in Section 4(a), Section 4(b), and Section 4(d) are not qualified by such Knowledge), except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule").

         (a) Organization, Qualification, and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each of the Company and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

         (b) Capitalization. The entire authorized capital stock of the Company consists of (i) 20,000,000 Common Shares, of which (A) 10,000,000 shares have been designated "Series A," of which 900,000 shares are issued and outstanding as of the date of this Agreement, and (B) 10,000,000 shares have been designated "Series B," of which 75,000 shares are issued and outstanding as of the date of this Agreement, and (ii) 100,000 Preferred Shares, of which (A) 50,000 shares have been designated "Senior Preferred," of which 21,400.9433 shares are issued and outstanding as of the date of this Agreement, and (B) 50,000 shares have been designated "Junior Preferred," of which 1,000 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and nonassessable, are held of record by the respective stockholders as set forth in
Section 4(b) of the Disclosure Schedule, and are free and clear of any and all Security Interests or other restrictions or limitations whatsoever. None of the issued and outstanding Shares were issued in violation of (i) any preemptive or other rights of any person to acquire securities of the Company, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will

(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Company and its Subsidiaries is subject, (ii) violate any provision of the charter or bylaws of any of the Company and its Subsidiaries or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except, in the case of each of clauses (i) and (iii) above, where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect or materially affect the ability of the Parties to consummate the transactions contemplated by this Agreement. None of the Company and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, other than those required under Hart-Scott-Rodino Act and except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect or materially affect the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (d) Brokers' Fees. None of the Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than such liability or obligation to Lazard Freres & Co. LLC and Donaldson, Lufkin & Jenrette or their Affiliates.

         (e) Title to Tangible Assets. The Company and its Subsidiaries have good title to, or a valid leasehold interest in, the tangible assets they use regularly in the conduct of their businesses, free and clear of all Security Interests.

         (f) Subsidiaries. Section 4(f) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation, together with each jurisdiction in which it is required to be qualified to do business, except where the lack of such qualification would not have a Material Adverse Effect, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, free of preemptive rights, fully paid, and nonassessable. One of the Company or its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock.

         (g) Financial Statements. Attached to Section 4(g) of the Disclosure Schedule are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheet and statement of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1998 (the "Most Recent Fiscal Year End") for the Company and its Subsidiaries; and (ii) unaudited consolidated balance sheet and statement of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the ten months ended October 31, 1999 for the Company and its Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods; provided, however, that the Most Recent Financial Statements lack footnotes and other presentation items and are subject to normal year-end adjustments in accordance with the Ordinary Course of Business consistent with past practice, none of which will, either individually or in the aggregate, have a Material Adverse Effect.

         (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect, and neither the Company nor any of its Subsidiaries has since that date:

               (i) sold, leased, transferred, or assigned any asset outside of the Ordinary Course of Business;

               (ii) made any expenditure outside the Ordinary Course of Business;

               (iii) made any capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

               (iv) amended or authorized the amendment of its charter or bylaws;

               (v) issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

               (vi) declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

               (vii) made any loan or advance to any Person outside the Ordinary Course of Business;

               (viii) entered into any transaction with, any of its directors, officers, employees or stockholders outside the Ordinary Course of Business;

               (ix) entered into any employment contract or collective bargaining agreement or modified the terms of any existing such contract or agreement;

               (x) granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xi) adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

               (xii) made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; or

               (xiii) committed to any of the foregoing.

         (i) Undisclosed Liabilities. None of the Company and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) of the type which should be reflected in balance sheets prepared in accordance with GAAP, except for (i) liabilities set forth on the balance sheet for the Most Recent Fiscal Year End and in any notes thereto and (ii) liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business or in connection with the transactions contemplated hereby.

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

         (j) Legal Compliance. (i) Each of the Company and its Subsidiaries has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         (k) Tax Matters.

               (i) Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing.

               (ii) There is no material dispute or claim pending or threatened concerning any Tax liability of any of the Company and its Subsidiaries.

               (iii) Section 4(k) of the Disclosure Schedule lists all income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after December 31, 1996, indicates those income Tax Returns that have been audited, and indicates those income Tax Returns that currently are the subject of audit. The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by any of the Company and its Subsidiaries since December 31, 1996.

               (iv) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (l) Real Property.

               (i) The Company and its Subsidiaries own no real property other than tenant improvements.

               (ii) Section 4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any of the Company and its Subsidiaries. The Company has delivered to the Buyer correct and complete copies of the leases and subleases listed in
         Section 4(l)(ii) of the Disclosure Schedule. Each lease and sublease listed in Section 4(l)(ii) of the Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect.

         (m) Intellectual Property.

               (i) Section 4(m)(i) of the Disclosure Schedule identifies each material foreign and domestic patent or registration which has been issued to any of the Company and its Subsidiaries with respect to any of its Intellectual Property, identifies each pending material foreign and domestic patent application or application for registration which any of the Company and its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which any of the Company and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property. To the extent that any item identified in
         Section 4(m)(i) of the Disclosure Schedule has been registered with, filed in or issued by, any governmental authority, such registrations, filings or issuances were duly made and remain in full force and effect. Section 4(m)(i) of the Disclosure Schedule also identifies each material trade name, material unregistered trademark or service mark or material copyright used by any of the Company and its Subsidiaries in connection with any of their businesses. The Intellectual Property identified on Section 4(m)(i) of the Disclosure Schedule has not been licensed, sub-licensed or assigned by the Company and its Subsidiaries to any third party other than the Buyer pursuant to this Agreement. The Company and its Subsidiaries possess all right, title, and interest in and to or have the right to use each item of Intellectual Property identified in Section 4(m)(i) of the Disclosure Schedule and shall as of the Closing Date possess all right, title and interest in such Intellectual Property, free and clear of any Security Interest, license, or other restriction, except where the failure to possess such right, title and interest as such would not have a Material Adverse Effect. In addition, there have been no claims received by the Company and its Subsidiaries asserting the invalidity, misuse or unenforceability of the Intellectual Property identified on Section 4(m)(i) of the Disclosure Schedule and no grounds for any such claims exist.

               (ii) Section 4(m)(ii) of the Disclosure Schedule identifies each license, sublicense, agreement, or permission pursuant to which the Company or any of its Subsidiaries uses the Intellectual Property of any third party. Each license, sublicense, agreement, or permission identified in Section 4(m)(ii) of the Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a Material Adverse Effect.

               (iii) Neither the operation of the Company's and each Subsidiary's business nor the Intellectual Property identified in
         Section 4(m)(i) and Section 4(m)(ii) of the Disclosure Schedule and which is material to the operations of the Company and its Subsidiaries has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of third parties, and none of the Sellers or directors or officers of the Company or its Subsidiaries has ever received any claim, charge or complaint alleging any such interference, infringements, misappropriation, or violation (including any claim that any of the Company and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party), except for such infringements, misappropriations, or violations that would not have a Material Adverse Effect. No third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights identified in Section 4(m)(i) and Section 4(m)(ii) of the Disclosure Schedule, except for such infringements, misappropriations, or violations that would not have a Material Adverse Effect.

               (iv) The Intellectual Property identified in Section 4(m)(i) and
         Section 4(m)(ii) of the Disclosure Schedule is sufficient and includes all the Intellectual Property necessary for the Company and its Subsidiaries to conduct their businesses as presently being conducted.

               (v) There has not been any failure to act by the Company and its Subsidiaries during the prosecution or registration of, or any proceeding relating to, any of the Intellectual Property identified in
         Section 4(m)(i) or Section 4(m)(ii) of the Disclosure Schedule that could render invalid or unenforceable, or negate the right to the issuance of any such Intellectual Property.

               (vi) To the extent that any of the Intellectual Property identified in Section 4(m)(i) or Section 4(m)(ii) of the Disclosure Schedule constitutes proprietary or confidential information, the Company and its Subsidiaries have adequately safeguarded such information from disclosure.

               (vii) Under the specific written terms of any Intellectual Property or agreements with respect to Intellectual Property identified in Section 4(m)(i) and Section 4(m)(ii) of the Disclosure Schedule, no consent is necessary to consummate the reverse triangular merger contemplated by this Agreement or assign such agreements.

         (n) Tangible Assets. The buildings, machinery, equipment, and other tangible assets that the Company and its Subsidiaries own and lease include all tangible assets necessary for the Company and its Subsidiaries to conduct their businesses as presently conducted, are suitable for the purposes for which they are presently used, are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are free and clear of all Security Interests.

         (o) Inventory. The inventory of the Company and its Subsidiaries consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, subject to a reserve for inventory in accordance with GAAP and the past custom and practice of the Company and its Subsidiaries, and is free and clear of all Security Interests.

         (p) Contracts. Section 4(p) of the Disclosure Schedule lists all written contracts and other written agreements to which any of the Company and its Subsidiaries is a party the performance of which involves consideration in excess of $100,000 in any twelve-month period and are not cancellable by the Company or any of its Subsidiaries, as the case may be, on less than ninety days notice without penalty to the Company or its Subsidiaries (the "Contracts"). The Company has delivered to the Buyer a correct and complete copy of each such Contract listed in Section 4(p) of the Disclosure Schedule. With respect to each such Contract: (A) the Contract is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither the Company nor any of its Subsidiaries is in material breach or default thereof; (C) no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under the Contract; and (D) no consent is necessary by the terms of the Contract to consummate the reverse triangular merger contemplated by this Agreement in order to provide the Buyer with the benefit of such Contract.

         (q) Notes and Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiaries are reflected properly on their books and records in accordance with GAAP, are valid receivables, are current and collectible in accordance with their terms, subject to a reserve for bad debts in accordance with the past custom and practice of the Company and its Subsidiaries.

         (r) Insurance. Section 4(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which any of the Company and its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

               (i) the name, address, and telephone number of the agent;

               (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

               (iii) the policy number and the period of coverage; and

               (iv) the scope and amount of coverage.

         All such policies are in full force and effect with all premiums due thereupon paid.

         (s) Litigation. Section 4(s) of the Disclosure Schedule sets forth each instance in which any of the Company and its Subsidiaries (i) is subject to any outstanding, threatened injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any pending, threatened action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction.

         (t) Employees. None of the Company and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, material claim of unfair labor practices, or other collective bargaining dispute within the past three years. There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Company and its Subsidiaries.

         (u) Employee Benefits.

               (i) Section 4(u) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Company and its Subsidiaries maintains or to which any of the Company and its Subsidiaries contributes.

               (ii) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws, except where the failure to comply would not have a Material Adverse Effect.

               (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

               (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code
         Section 401(a) or will file within the remedial amendment period for such favorable determination letter.

               (v) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan has no funding deficiencies.

               (vi) The Company has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

         (v) Environmental Matters.

               (i) The Company and its Subsidiaries are in compliance with Environmental Requirements, except for such noncompliance as would not have a Material Adverse Effect.

               (ii) The Company and its Subsidiaries have not received any notice regarding any material violation of Environmental Requirements, or any material liabilities under Environmental Requirements, the subject of which would have a Material Adverse Effect.

               (iii) This Section 4(v) contains the sole and exclusive representations and warranties of the Sellers with respect to any environmental, health, or safety matters, including, without limitation, any arising under any Environmental Requirements.

         (w) Certain Business Relationships With the Company and Its Subsidiaries. None of the Sellers and their Affiliates has been involved in any business arrangement or relationship with any of the Company and its Subsidiaries within the past 12 months, and none of the Sellers and their Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Company and its Subsidiaries.

         (x) Suppliers and Customers. The Company and its Subsidiaries maintain good relations with all their material suppliers and material customers as well as with governments, partners, financing sources, and other parties with whom the Company and its Subsidiaries have relations, and no such party has canceled, terminated or made any threat to the Company and its Subsidiaries to cancel or otherwise terminate its relationship with the Company and its Subsidiaries or to materially decrease its services or supplies to the Company and its Subsidiaries or its direct or indirect purchase or usage of the products or services of the Company and its Subsidiaries.

         (y) Products and Services.

               (i) Section 4(y) of the Disclosure Schedule sets forth (A) a list of all products of the Company and its Subsidiaries which at any time have been recalled, withdrawn, suspended, or seized by the Company and its Subsidiaries, whether voluntarily or otherwise, including the date recalled, withdrawn, suspended, or seized and (B) a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension, or seizure of any product of the Company and its Subsidiaries.

               (ii) There exists no set of facts which would reasonably be expected to furnish a basis for the recall, withdrawal, suspension, or seizure of any product registration, product license, repair or overhaul license, manufacturing license, wholesale dealers license, export license, or other license, approval, or consent of any governmental or regulatory authority with respect to the Company and its Subsidiaries or any of the products of the Company and its Subsidiaries.

         (z) Regulatory Compliance. The Company and its Subsidiaries have received approval of all registrations, applications, licenses, requests for exemptions, permits, and other regulatory authorizations necessary for the conduct of the business of the Company and its Subsidiaries as they are now conducted with the United States Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Products Safety Commission ("CPSC"), and the United States Department of Agriculture ("USDA"), as applicable, except for such registrations, applications, licenses, requests for exemptions, permits, and other regulatory authorizations of which the failure to so obtain would not have a Material Adverse Effect. The Company and its Subsidiaries are in compliance in all respects with all such registrations, applications, licenses, requests for exemptions, permits, and other regulatory authorizations, and all applicable FDA, FTC, CPSC, USDA, federal, state and local rules and regulations, except where the failure to so comply would not have a Material Adverse Effect.

         (aa) Year 2000 Compliance. The Company and its Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by, and have developed a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by the Company and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999) and have made related appropriate inquiry of all their material suppliers and vendors. Based on such review and program, the Company believes that the "Year 2000 Problem" will not have a Material Adverse Effect.

         (bb) Absence of Certain Business Practices. None of the Company, any of its Subsidiaries, nor any Seller nor any other affiliate or agent of the Company, nor any other Person acting on behalf of or associated with the Company, acting alone or together has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier or employee or agent of any customer or supplier or (ii) directly or indirectly, given or agreed to give any money, gift or similar benefit to any customer, supplier or employee or agent of any customer or supplier, or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which (A) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, may have had a Material Adverse Effect or (C) if not continued in the future, would result in a Material Adverse Effect.

         5 Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Each of the Parties will use his or its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

         (b) Notices and Consents. Each of the Company and its Subsidiaries will give any notices to third parties, and each of the Company and its Subsidiaries will use its commercially reasonable efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 4(c) and Section 4(p)above. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(b) and Section 4(c) above. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that he or it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use his or its reasonable best efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Buyer and the Company shall share equally the filing fees for any filings required under the Hart-Scott-Rodino Act.

         (c) Operation of BusineSection The Company shall provide daily "flash reports" in accordance with the Company's current practice and custom to Buyer. Except as otherwise contemplated herein, the Company and its Subsidiaries shall conduct their businesses in the Ordinary Course of BusineSection Without limiting the generality of the foregoing and except as otherwise contemplated in this section, the Company and its Subsidiaries will not engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above; provided, however, that the Company and its Subsidiaries may take the actions necessary to issue Preferred Shares to certain Sellers as consideration for the payment of certain litigation expenses of the Company by such Sellers under an agreement with such Sellers as identified on Section 4(b) of the Disclosure Schedule; provided, further, that the Company and its Subsidiaries may engage in any such practice, take any action, or enter into any transactions of the sort described in Section 4(h) with the written consent of the Buyer (and the Buyer hereby agrees to respond within 5 business days to the Company and its Subsidiaries' written request to engage in any such practice, take any action, or enter into any such transaction), which consent may be withheld in Buyer's sole discretion. In addition, except as otherwise contemplated in this section, without the prior written consent of Buyer (and the Buyer hereby agrees to respond within 5 business days to the Company and its Subsidiaries' written request to engage in any such practice, take any action, or enter into any such transaction), which consent may be withheld in Buyer's sole discretion, the Company shall not:

                  (i) merge into or with or consolidate with, any other corporation or acquire the business or assets of any Person;

                  (ii) purchase any securities of any person;

                  (iii) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any Person, except in each case in the Ordinary Course of Business;

                  (iv) make any change in any existing election, or make any new election, with respect to any Tax law in any jurisdiction which election could have an effect on the Tax treatment of the Company or the Company's business operations;

                  (v) enter into, amend or terminate any contract or agreement to which any of the Company or its Subsidiaries is a party the performance of which involves consideration in excess of $15,000 (or $50,000 if the Closing has not occurred by January 15) or the duration of which is greater than one year, except for purchase orders entered into in the Ordinary Course of Business;

                  (vi) settle any material claim or litigation, or file any material motions, orders, briefs or settlement agreements in any proceeding before any governmental authority or any arbitrator, other than in connection with those matters described in sections I, II, III and IV of Section 4(s) of the Disclosure Schedule (provided, however, to the extent there is a monetary settlement of any of the matters described in sections I, II, III and IV of Section 4(s) of the Disclosure Schedule prior to the Closing, there shall be a reduction in the Purchase Price by the amount of any such settlement);

                  (vii) adopt any Employee Benefit Plan, or grant any increase in the compensation payable or to become payable to directors or officers (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment);

                  (viii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock;

                  (ix) apply any of its assets to the direct or indirect payment, prepayment, discharge, satisfaction or reduction of any amount payable, directly or indirectly, to or for the benefit of any Seller or any other affiliate of the Company (except for salary and benefits as currently in effect and except in accordance with existing agreements and arrangements which have been disclosed to the other parties hereto in writing), other than in connection with sales of the Company's products to Club MET-Rx;

                  (x) enter into any transaction or make any commitment which could result in any of the representations, warranties or covenants of the Company and/or Sellers set forth herein not being true and correct in all material respects after the occurrence of such transaction or event;

                  (xi) amend it charter or bylaws;

                  (xii) issue any capital stock or other securities, or grant, or enter into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its securities, other than in connection with the issuances of Preferred Shares to certain Sellers as consideration for the payment of certain litigation expenses of the Company by such Sellers under an agreement with such Sellers as identified on Section 4(b) of the Disclosure Schedule;

                  (xiii) pay out any amounts to any participants under the Company's stock appreciation program; or

                  (xiv) commit to do any of the foregoing.

         (d) Full AcceSection The Company and its Subsidiaries will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Company and its Subsidiaries. The Buyer will treat and hold as such any Confidential Information it receives from any of the Sellers, the Company, and its Subsidiaries in the course of the reviews contemplated by this Section 5(d), will not use any of the Confidential Information except in connection with the transactions contemplated hereby and, if this Agreement is terminated for any reason whatsoever, will return to the Company and its Subsidiaries or destroy all tangible embodiments (and all copies) of the Confidential Information which are in its possession, all in accordance with the provisions of that certain confidentiality agreement between Buyer and the Company, dated as of May 25, 1999.

         (e) Notice of Developments.

                  (i) The Company or Sellers may elect at any time to notify the Buyer of any development causing a breach of any of the representations and warranties in Section 4 above. No disclosure by the Company or Sellers pursuant to this Section 5(e)(i), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

                  (ii) Buyer may elect at any time to notify the Company and the Sellers of any development causing a breach of any of the representations and warranties in Section 3 above. No disclosure by the Buyer pursuant to this Section 5(e)(ii), however, shall be deemed to amend or supplement Annex I or to prevent or cure any misrepresentation or breach of warranty.

         (f) Exclusivity. None of the Sellers will (and the Sellers will not cause or permit any of the Company and its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of the Company and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange). Each of the Sellers acknowledges and agrees that the Buyer would be damaged irreparably in the event this Section 5(f) is breached. Accordingly, notwithstanding anything herein to the contrary, each of the Sellers agrees that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of and specifically enforce this Section 5(f).

         (g) Amendment of Certain Agreements. Each of the Parties hereto acknowledge and agree that (i) certain letter agreements relating to the employment of Darrell Askey and Ron Jones shall be amended in connection with the Closing, pursuant to which each such Person shall be issued a certain number of Common Shares and be entitled to such Person's portion of the Purchase Price set forth on the Schedule of the Purchase Price Allocation, (ii) the Company's stock appreciation program shall be amended and terminated in connection with the Closing, pursuant to which the Company shall pay, and the Sellers shall reimburse the Company for, the aggregate amounts (other than applicable payroll taxes except Medicare taxes) required thereunder to be paid to the participants in such program as set forth in Section 7(a)(ix) below, (iii) the management agreement between Mason Sundown, LLC and the Company shall be terminated in connection with the Closing, (iv) the stock purchase and indemnification agreement dated as of November 30, 1998, as amended, among Dr. A. Scott Connelly, Leonard P. Moskovits, Jerrold J. Pellizzon and the Subsidiaries shall be amended in connection with the Closing to remove the Subsidiaries as parties thereto and (v) a certain shareholders agreement among the Sellers and the Company shall be terminated in connection with the Closing.

         6 Post-Closing Covenants.

         (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Company and its Subsidiaries.

         (b) Covenant Not to Compete.

                  (i) Each of Dr. A. Scott Connelly and Leonard P. Moskovits and each of TSG2 Management, LLC and TSG3 Management, LLC on behalf of itself and each investment fund of which it (or its Affiliate) serves as the general partner or managing member (including TSG2 L.P. and TSG3 L.P.) hereby covenants and agrees that such Person, without the prior written consent of Buyer, shall not for a period of one year (three years with respect to Dr. A. Scott Connelly) from and after the Closing Date, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association, or other entity, employ or attempt to employ any employee of the Company or Buyer or any of Buyer's Affiliates until at least six months after the date such employee was not employed by the Company or the Buyer or any of Buyer's Affiliates, as the case may be.

                  (ii) Each of Dr. A. Scott Connelly, Leonard P. Moskovits and Jerrold J. Pellizzon hereby covenants and agrees that such Person, without the prior written consent of the Buyer, shall not for a period of three years, one year and one year, respectively, from and after the Closing Date: (A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association, or other entity which engages in any facet of the business of the Company as of the Closing Date or as planned or budgeted for as of the Closing Date (the "Business") or which competes in any way with the business of Buyer or any of its Subsidiaries or Affiliates as of the Closing Date, anywhere in the United States (the "Territory"), or
         (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association, or other entity which engages in any facet of the Business or which competes in any way with the business of Buyer or any of its Subsidiaries or Affiliates as of the Closing Date within the Territory. The ownership or control of up to one percent of the outstanding voting securities or securities of any class of a company with a class of securities registered under the Securities Exchange Act of 1934, as amended, shall not be deemed a violation of this Section 6(b)(ii).

                  (iii) Each of TSG2 Management, LLC and TSG3 Management, LLC on behalf of itself and each investment fund of which it (or its Affiliate) serves as the general partner or managing member (including TSG2 L.P. and TSG3 L.P.) hereby covenants and agrees that such Person, without the prior written consent of the Buyer, shall not for a period of one year from and after the Closing Date: (A) directly or indirectly acquire or own in any manner any interest in any entity listed on
         Section 6(b) of the Disclosure Schedule, or (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any entity listed on Section 6(b) of the Disclosure Schedule. The ownership or control of up to one percent of the outstanding voting securities or securities of any class of a company with a class of securities registered under the Securities Exchange Act of 1934, as amended, shall not be deemed a violation of this Section 6(b)(iii).

                  (iv) Nothing in this Section 6(b) shall be construed as limiting or restricting (A) the ability to sell, in part or in whole, any portfolio company of any investment fund of which either TSG2 Management, LLC or TSG3 Management, LLC (or another entity having the same members as TSG2 Management, LLC or TSG3 Management, LLC) serves as the general partner or managing member to any of the entities listed on
         Section 6(b) of the Disclosure Schedule, whether for cash or non-cash consideration (including, without limitation, equity securities of any such entity listed on Section 6(b) of the Disclosure Schedule) or (B) the ability of any member, partner or officer of either TSG2 Management, LLC or TSG3 Management, LLC (or another entity having the same members as TSG2 Management, LLC or TSG3 Management, LLC) to serve as a director, officer or consultant to any such entity listed on
         Section 6(b) of the Disclosure Schedule in connection with any such sale to such entity.

                  (v) Nothing in this Section 6(b) shall be construed as limiting or restricting the ability of Dr. A. Scott Connelly from engaging in any public speaking or writing (including speaking or writing about health and nutrition issues), so long as the same is not specifically designed to promote competing products or competing companies, or in medical practice or research.

         (c) Employee Bonuses. In connection with the Closing, with respect to employees of the Company and its Subsidiaries, the Company shall pay at Closing, and to the extent not paid at Closing, Buyer shall pay, or cause the Company to pay, such bonuses of such employees which are accrued on the Financial Statements of the Company and its Subsidiaries in accordance with the terms of such bonus arrangements in an aggregate amount not to exceed $900,100 pursuant to the schedule of such bonus arrangements previously delivered to Buyer.

         7 Conditions to Obligation to Close.

         (a) Conditions to Obligation of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;


                  (ii) the Company and the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (iv) the Company and the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iii) is satisfied in all respects;

                  (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, the Company, and its Subsidiaries shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(b) and Section 4(c) above;

                  (vi) the Buyer shall have received the resignations of (a) each director of the Company and its Subsidiaries (as a director) and
         (b) each officer of the Company and its Subsidiaries (as an officer) who Buyer requests resign in a writing delivered at least five (5) business days prior to the Closing, such resignations to be delivered at and effective only upon the Closing (with the understanding that such resignations shall not be deemed a breach of any employment arrangement or fiduciary duty by any party);

                  (vii) the Buyer shall have received from counsel to the Company and the Sellers an opinion addressed to the Buyer and dated as of the Closing Date, in a form to be reasonably agreed to by counsels for the respective Parties;

                  (viii) Dr. A. Scott Connelly shall have executed the employment agreement in form and substance as set forth in Exhibit A attached hereto, providing for the continued employment of Dr. A. Scott Connelly with the Buyer and the right of the Buyer to utilize, for commercial purposes, his image, likeness, persona, and voice;

                  (ix) simultaneously in connection with the Closing, the Company shall pay, and the Sellers shall reimburse the Company for, the aggregate amounts (other than applicable payroll taxes except Medicare taxes) required under the Company's stock appreciation program to be paid to the participants in such program upon the consummation of the transactions contemplated hereby (of which certain amounts shall be subject to hold-back pursuant to a certain agreement among the Sellers and such participants relating to the indemnification obligations of the Sellers pursuant to this Agreement) and such stock appreciation program shall be terminated without any liability to the Buyer;

                  (x) there shall not have been any material adverse change in the business, financial condition, operations, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, a decrease in net sales in an amount up to $3,000,000 in each of December 1999 and January 2000 compared to the projected net sales for each such month as previously provided in writing to the Buyer shall not be considered to constitute such a material adverse change; and

                  (xi) all actions to be taken by the Company and the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer and the Transitory Subsidiary.

The Buyer and the Transitory Subsidiary may waive any condition specified in this Section 7(a) if they execute a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Company and the Sellers. The obligation of each of the Company and the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Buyer and the Transitory Subsidiary shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (iv) the Buyer and the Transitory Subsidiary shall have delivered to the Company and the Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                  (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott- Rodino Act shall have expired or otherwise been terminated and the Parties, the Company, and its Subsidiaries shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(b) and Section 4(c) above;

                  (vi) the Company and the Sellers shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion addressed to the Sellers and dated as of the Closing Date, in a form to be reasonably agreed to by counsels for the respective Parties;

                  (vii) concurrently with the Closing, Buyer shall pay the Indebtedness of the Company (including amounts required to be paid to the lenders in connection with the prepayment of such Indebtedness);

                  (viii) Buyer shall have executed the employment agreement in form and substance as set forth in Exhibit B attached hereto, providing for the continued employment of Dr. A. Scott Connelly with the Buyer and the right of the Buyer to utilize, for commercial purposes, his image, likeness, persona, and voice; and

                  (ix) all actions to be taken by the Buyer and the Transitory Subsidiary in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company and the Sellers.

The Company and the Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

         8. Remedies for Breaches of this Agreement.

         (a) Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Closing hereunder and continue in full force and effect for a period of one year thereafter; provided, however, to the extent that a claim arises under the representations and warranties contained herein that the Company has an unreserved Tax obligation based on a claim that any Subsidiary's S corporation election was invalid or had been terminated prior to January 5, 1999 ("S Tax Claim"), then as to the representation and warranty concerning Taxes as they relate to such S Tax Claim, the survival period shall be the applicable statute of limitations for such S Tax Claim.

         (b) Indemnification Obligations of All Sellers for Benefit of the Buyer. In the event the Sellers breach any of their representations, warranties, and covenants contained herein (other than the representation and warranty concerning Taxes as they relate to any S Tax Claim) within the applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against the Sellers pursuant to Section 11(g) below within such survival period, then each of the Sellers shall indemnify the Buyer from and against his or its Allocable Portion of any Adverse Consequences the Buyer shall incur through and after the date of the claim for indemnification caused proximately by such breach.

         (c) Indemnification Obligations of Dr. A. Scott Connelly.

                  (x) For matters disclosed under sections I, II, III and IV of
         Section 4(s) of the Disclosure Schedule and any other actions arising from the same facts and circumstances (including, without limitation, any claim of the Company or its Subsidiaries against Fireman's Fund or any other insurer) (the "Foundation Litigation"), provided that the Buyer makes a written claim for indemnification against Dr. A. Scott Connelly pursuant to Section 11(g) below, then Dr. A. Scott Connelly shall indemnify the Buyer from and against any Adverse Consequences the Buyer shall incur caused by the Foundation Litigation. Notwithstanding anything in this Agreement to the contrary, Dr. A. Scott Connelly shall be entitled to control the Foundation Litigation (including the right to bring or defend any action, prosecute or appeal any action and/or settle any action) and shall bear all expenses in connection therewith. The Buyer and the Company and its Subsidiaries shall cooperate with Dr.
         A. Scott Connelly in handling such Foundation Litigation. In the event that the Company or any of its Subsidiaries recovers any amounts in such Foundation Litigation (including, without limitation, settlement amounts, judgments for damages, insurance proceeds, reimbursement of legal fees and costs, etc.) (the "Recovered Monies"), all such amounts shall be promptly distributed to Dr. A. Scott Connelly and Buyer and Company and its Subsidiaries shall not be entitled to any portion of the Recovered Monies. Each of the Parties hereto (including, without limitation, Buyer and Company and its Subsidiaries) agree that Krane & Smith, current counsel for the Company and its Subsidiaries on the Foundation Litigation and counsel for Dr. A. Scott Connelly, may continue to represent the Company and its Subsidiaries in the Foundation Litigation and further acknowledge and agree to be bound by all of the terms of that certain Krane and Smith waiver of conflict letter dated November 25, 1998. The Buyer agrees to execute a similar letter at the Closing. The indemnification obligations under this
         Section 8(c)(i) shall survive the Closing indefinitely.

                  (xi) Pursuant to Section 8(c)(i) above, in the event that Dr.
         A. Scott Connelly pays or indemnifies the Company for any amount of a judgment or settlement in any of the Foundation Litigation in favor of the Met-Rx Foundation (the "Foundation") and the judgment or settlement requires that the Foundation use all or a portion of the amounts which Dr. A. Scott Connelly pays to perform (through accredited research facilities chosen by or reasonably acceptable to the Company) (a) research on the efficacy of Company's products or (b) other research requested or approved by the Company, the Company shall repay Dr. A. Scott Connelly (as such money is used by the Foundation for such research) the amounts spent by the Foundation on such research. By way of example, if (a) the Company is required to pay $300,000 to the Foundation, (b) Dr. A. Scott Connelly pays such amount under the indemnification obligations of Dr. A. Scott Connelly under Section 8(c)(i) above and (c) the Foundation uses $250,000 to pay for research on Company's products, then Dr. A. Scott Connelly would be entitled to a repayment from the Company of $250,000 at the time the Foundation pays for the research.

                  (xii) In the event there is a breach of the representation and warranty concerning Taxes as they relate to any S Tax Claim within the applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against Dr. A. Scott Connelly pursuant to Section 11(g) below within such survival period, then Dr. A. Scott Connelly shall indemnify the Buyer from and against any Adverse Consequences the Buyer shall incur through and after the date of the claim for indemnification caused proximately by such breach.

         (d) Limitations on Indemnification

                  (xiii) None of the Sellers shall have any obligation to indemnify the Buyer from and against any Adverse Consequences pursuant to Section 8(b) above, until the Buyer has incurred Adverse Consequences by reason of all such breaches in excess of a $1,000,000 aggregate threshold, at which point each of the Sellers will be obligated to indemnify the Buyer from and against his or its Allocable Portion of such Adverse Consequences relating back to the first dollar.

                  (xiv) Dr. A. Scott Connelly shall have no obligation to indemnify the Buyer from and against any Adverse Consequences pursuant to Section 8(c)(i) above, until the Buyer has incurred Adverse Consequences by reason of such Foundation Litigation in excess of a $250,000 aggregate deductible, at which point Dr. A. Scott Connelly will be obligated to indemnify the Buyer from and against all such Adverse Consequences in excess of $250,000.

                  (xv) To the extent the Buyer may have a claim for indemnification pursuant to the provisions of Section 8(b) above for any breach of any representation set forth in Section 4(o) or Section 4(q), the Buyer shall not be entitled to any indemnification under
         Section 8(b) above until the Buyer gives credit for the amount of any excess reserves for inventory and bad debts on the balance sheet as of December 31, 1999 prepared by the Sellers and reasonably approved by the Buyer in connection with the Closing (such credit to be given by reducing dollar for dollar the amount of any Adverse Consequences resulting from a breach of any representation set forth in Section 4(o) or Section 4(q) by the aggregate amount of any and all excess reserves for inventory and bad debts set forth on such balance sheet).

                  (xvi) The aggregate amount of all the Sellers' liability under
         Section 8(b) above and Section 8(c)(iii) above shall not exceed $5,400,000 and the maximum liability under Section 8(b) above for any particular Seller shall be such Seller's Allocable Portion of $5,400,000.

                  (xvii) Notwithstanding the foregoing provisions of this
         Section 8(d), the $1,000,000 threshold and $5,400,000 "cap" limitations on indemnification obligations set forth in Section 8(d)(i) above and
         Section 8(d)(iv) above, respectively, shall not apply to any failure to comply with the agreements set forth in Section 5(g) above and Section 7(a)(ix) above.

         (e) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein within the applicable survival period pursuant to Section 8(a) above, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to Section 11(g) below within such survival period, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller shall incur through and after the date of the claim for indemnification caused proximately by the breach.

         (f) Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages, does not impose an injunction or other equitable relief upon the Indemnified Party, does not impose any restrictions on the operation of the Company and its Subsidiaries and, together with any other judgment or settlement the Indemnifying Party has consented to or entered into pursuant to this Section 8, does not in the aggregate exceed $5,400,000; provided, further, in the event an Indemnifying Party assumes the defense of the Third Party Claim as provided above, the Indemnified Party may (a) retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim and
         (b) assume complete control and thereafter conduct the defense of the Third Party Claim once the Indemnifying Party has no further indemnification obligations hereunder.

                  (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(f)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner he or it reasonably may deem appropriate.

                  (iv) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(f)(ii) above, in no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of Dr. A. Scott Connelly, TSG2 L.P. and TSG3 L.P. (not to be withheld unreasonably).

         (g) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance recovery in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

         (h) Exclusive Remedy. The Buyer and the Sellers acknowledge and agree that after the Closing the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of the Buyer and the Sellers with respect to the Company and its Subsidiaries.

         9. Tax Matters.

         (a) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such tax returns and other documentation.

         (b) Myosystems Deduction Deferral. To the extent of the net tax benefit resulting from any requirement by the California Franchise Tax Board to amortize over a longer period of years and defer the allowable tax deduction in connection with a certain buy-out by the Company of a distribution agreement relating to Myosystems, the Buyer shall pay to Dr. A. Scott Connelly such amount in each year the Company and its Subsidiaries take such a tax deduction. Notwithstanding anything herein to the contrary, if as a result of a determination under the audit of such issue that the Company must defer such deductions, the Company owes additional Taxes, Dr. A. Scott Connelly shall be liable for reimbursing such amounts to the Company (offset by any payment owing to Dr. A. Scott Connelly under this Section 9(b)). Dr. A. Scott Connelly shall be liable for all costs and expenses in connection with such an audit.

         10. Termination.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (v) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (vi) the Buyer and the Transitory Subsidiary may terminate this Agreement by giving written notice to the Company and the Sellers at any time prior to the Closing (a) (i) in the event any of the Company or the Sellers have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, (ii) the Buyer has become aware of the breach and has notified the Sellers within 5 days of becoming aware of such breach of Buyers' intent to terminate the Agreement unless such breach is cured within 30 days of such notice, and (iii) the breach has continued without cure for such 30-day period, or (b) if the Closing shall not have occurred on or before January 31, 2000, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer or the Transitory Subsidiary breaching any representation, warranty, or covenant contained in this Agreement); provided, however, if the Closing shall not have occurred on or before January 31, 2000 by reason of failure to comply with the requirements of the Hart-Scott-Rodino Act or due to a "second request" being made by the Justice Department and the applicable waiting periods thereunder have not expired (so long as the initial and "second request" filings required thereunder were filed within 7 days of the date hereof and the date of the "second request," respectively), the Buyer and the Transitory may not terminate this Agreement under clause (b) above until February 28, 2000; and

                  (vii) the Company and the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing
         (a) (i) in the event any of the Buyer or the Transitory Subsidiary have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, (ii) the Company or the Sellers have become aware of the breach and have notified the Buyer within 5 days of becoming aware of such breach of the Company and the Sellers' intent to terminate the Agreement unless such breach is cured within 30 days of such notice, and (iii) the breach has continued without cure for such 30-day period, or (b) if the Closing shall not have occurred on or before January 31, 2000, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Company or the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement); provided, however, if the Closing shall not have occurred on or before January 31, 2000 by reason of failure to comply with the requirements of the Hart-Scott-Rodino Act or due to a "second request" being made by the Justice Department and the applicable waiting periods thereunder have not expired (so long as the initial and "second request" filings required thereunder were filed within 7 days of the date hereof and the date of the "second request," respectively), the Company and the Sellers may not terminate this Agreement under clause (b) above until February 28, 2000.

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(d) and the confidentiality agreement referred to in Section 5(d) above shall survive termination.

         11. Miscellaneous.

         (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties hereto; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

         (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers.

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Company                  A. Scott Connelly, M.D.
         or the Sellers:                    c/o Krane & Smith
                                            16255 Ventura Boulevard
                                            Encino, California 91436
                                            Attention: Samuel Krane, Esq.
                                            Facsimile: (818) 382-4001

                                            TSG2 L.P.
                                            TSG3 L.P.
                                            c/o The Shansby Group
                                            250 Montgomery Street, Suite 1100
                                            San Francisco, California 94104
                                            Attention: Charles H. Esserman
                                            Facsimile: (415) 421-5120

                                            With respect to any other Seller, to
                                            the address and/or facsimile number

                                       24

                                            set forth beside the name of such
                                            Seller on the Schedule of Sellers.

         Copy to:                           Kirkland & Ellis
                                            777 South Figueroa Street
                                            Los Angeles, California 90017
                                            Attention: Eva H. Davis, Esq.
                                            Facsimile: (213) 680-8500

         If to the Buyer:                   Rexall Sundown, Inc.
                                            6111 Broken Sound Parkway, N.W.
                                            Boca Raton, Florida 33487
                                            Attention: Geary Cotton, Chief Financial Officer
                                            Facsimile: (561) 999-4747

         Copy to:                           Rexall Sundown, Inc.
                                            6111 Broken Sound Parkway, N.W.
                                            Boca Raton, Florida 33487
                                            Attention: Richard Werber, General Counsel
                                            Facsimile: (561) 991-4729

         and a copy to:                     Greenberg Traurig, P.A.
                                            1221 Brickell Avenue
                                            Miami, Florida 33131
                                            Attention: Paul Berkowitz, Esq.
                                            Facsimile: (305) 579-0717

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

         (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Expenses. Except as otherwise provided herein, each of the Buyer, the Transitory Subsidiary, the Company, and the Company's Subsidiaries will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The

Company will also bear all of the Sellers' costs and expenses (including all of their legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (other than any Tax imposed on the Sellers on any gain resulting from the sale of the Shares hereunder) and there shall be no reduction in the Purchase Price as a result of such bearing of such costs and expenses. Notwithstanding anything herein to the contrary, (i) the Company and its Subsidiaries (and not the Sellers) shall bear any fees payable to Lazard Freres & Co. LLC and its Affiliates with respect to the transactions contemplated by this Agreement (pursuant to a certain engagement letter dated as of July 28, 1999) and there shall be no reduction in the Purchase Price due to such liability and (ii) TSG2 L.P. and TSG3 L.P. (and not the Company and its Subsidiaries and the other Sellers) shall bear any fees payable to Donaldson, Lufkin & Jenrette and its Affiliates with respect to the transactions contemplated by this Agreement.

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (m) Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE RELATED AGREEMENTS OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS Section 11(M)(III) HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL (WITHOUT JURY) BY THE COURT.

         (n) Indemnification of Directors and Officers; Insurance.

                  (viii) The Buyer shall cause the Company and its Subsidiaries to not, amend, repeal or otherwise modify the provisions with respect to indemnification set forth in the charter and the bylaws of the Company and its Subsidiaries as in effect on the day prior to the Closing Date, in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Closing Date were directors, officers, employees or agents of the Company and its Subsidiaries, unless such modification is required by law (and then only to the minimum extent required by law).

                  (ix) The Buyer shall, at its own expense, purchase and maintain in effect not less than five years from the Closing Date, policies of directors' and officers' liability and fiduciary insurance, on terms with respect to coverage and amount substantially consistent with the Company's current directors' and officers' liability and insurance, pursuant to which the Company's current directors and officers will be insured with respect to claims arising from the facts or events occurring on or prior to the Closing Date; provided, however, in no event shall the Buyer be required to pay premiums per annum in an amount exceeding 120% of the current annual premiums under the Company's current directors' and officers' liability insurance; provided, further, in the event such premiums would exceed such 120% threshold in any effective year of this obligation, Buyer (a) shall afford the Sellers the opportunity to contribute the balance of the cost of such insurance exceeding such 120% threshold amount and (b) if the Sellers decline to make such contribution, shall, at its own expense, purchase and maintain such policies of directors' and officers' liability and fiduciary insurance obtainable for such 120% threshold amount.

         (o) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                              REXALL SUNDOWN, INC.


                              By: /s/ Damon DeSantis
                              ----------------------
                                  Name: Damon DeSantis
                                  Title: President


                              RSM ACQUISITION CORP.


                              By: /s/ Damon DeSantis
                              ----------------------
                                  Name: Damon DeSantis
                                  Title: President


                              TSG2 L.P., by its general partner
                              TSG2 Management, LLC

                              By: /s/ Charles H. Esserman
                              ---------------------------
                                  Name: Charles H. Esserman
                                  Title: Managing Member

                              TSG3 L.P., by its general partner
                              TSG3 Management, LLC


                              By: /s/ Charles H. Esserman
                              ---------------------------
                                  Name: Charles H. Esserman
                                  Title: Managing Member


                             Connelly (1999) Limited Partnership,
                             by its general partner Connelly
                             (1999) Company Inc.


                             By: /s/ Samuel Krane
                             --------------------
                                 Name:  Samuel Krane
                                 Title:  Assistant Secretary

                             A. Scott Connelly, M.D.

                             /s/ A. Scott Connelly, M.D.
                             ---------------------------


                             Leonard P. Moskovits

                             /s/ Leonard P. Moskovits
                             ------------------------


                             Jerrold J. Pellizzon

                             /s/ Jerrold J. Pellizzon
                             ------------------------


                             Darrell Askey

                             /s/ Darrell Askey
                             -----------------


                             Ron Jones

                             /s/ Ron Jones
                             -------------


                             MET-Rx NUTRITION, INC.

                             By: /s/ A. Scott Connelly, M.D.
                             -------------------------------
                                 Name:  A. Scott Connelly, M.D.
                                 Title:  Chief Technical Officer

Only for the purpose of acknowledging
and agreeing to Section 6(b) of this Agreement:

TSG2 Management, LLC

By: /s/ Charles H. Esserman
---------------------------
    Name: Charles H. Esserman
    Title: Managing Member

TSG3 Management, LLC

By: /s/ Charles H. Esserman
---------------------------
    Name: Charles H. Esserman
    Title: Managing Member